Exhibit 4.117

Maximum Guarantee Contract

Contract No.: 2014JIYINZUIQUANBAOZIDI14120746

Guarantor: LI YONG HUI

Guarantee: CITIC Shijiazhuang Branch

Signing Date : June 27, 2014

Guarantee Definition : To ensure multiple loans Party B (Guarantee) has lent to Hebei Xuhua Trading Co.,Ltd., Party A (Guarantor) is willing to provide the Maximum Guarantee hereunder for Party B.

Maximum Amount: RMB105,000,000

Guarantee Term : From June 27, 2014 to December 23, 2015